Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

December 30, 2002 7am EST, 12noon GMT.



         Shire sells Over The Counter (OTC) Products Portfolio to Purdue


Basingstoke, UK- December 30, 2002 - Shire Pharmaceuticals Group plc (LSE: SHPL,
NASDAQ: SHPGY, TSX: SHQ) announces that it has sold its US Over The Counter
(OTC) products portfolio to an associated company of Purdue Pharma L.P. for US$72 million.

The OTC portfolio includes four products, namely: Colace(R), Peri-Colace(R), Slow Mag(R), and mineral oil. The products' net sales and operating income contribution are not material to the Group.

The above OTC products portfolio was part of the Roberts Pharmaceuticals acquisition in 1999. Although the OTC products consist of valued and established brands, this business has not been core to Shire's global strategy. With this transaction, Shire is completing its exit from all OTC activities.

Shire's core business is focused on four therapeutic areas - central nervous system disorders (CNS), oncology, gastro intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.


                                     -ends-


For further information please contact:

Global (outside US and Canada)
Clea Rosenfeld - Investor Relations            +44 1256 894 160
Jessica Mann - Media                           +44 1256 894 160
                                               mobile: +44 7787 127907
US & Canada
Gordon Ngan - Investor Relations               +1 450 978 7938
Michele Roy - Media                            +1 450 978 7876
                                               mobile: +1 514 569 2584

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Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), oncology, gastro-intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com


THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise of patents, government regulation and approval, including but not limited to the expected approval date of lanthanum carbonate (FOSRENOL/FOSNOL) and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.